EXHIBIT 24.1





              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Trustees
MGI Properties

         We consent to the use of our report incorporated by reference herein dated January 6, 1994, relating to the consolidated balance sheets of MGI Properties and subsidiaries as of November 30, 1993 and 1992 and the related consolidated statements of earinings, changes in shareholders' equity and cash flows and related schedules for each of the years in the three-year period ended November 30, 1993, which report appears in the November 30, 1993 Annual Report on Form 10-K of MGI Properties and to reference to our firm under the heading "Experts and Legal Matters" in the prospectus.


                                                           /s/ KPMG Peat Marwick
Boston, Massachusetts
June 30, 1994